UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2005

THE HOME DEPOT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8207	95-3261426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2455 Paces Ferry Road, N.W. Atlanta, Georgia 30339

(Address of Principal Executive Offices) (Zip Code)

(770) 433-8211

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On November 17, 2005, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved a revised vesting schedule for certain equity awards made after January 29, 2006 to the Company’s named executive officers under The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan. The independent members of the Board also approved the revised vesting schedule with respect to the Chief Executive Officer. Restrictions on 25% of the awards will lapse on each of the third and sixth anniversaries of their grant date and restrictions on the remaining 50% of the awards will lapse on the earlier of (i) the date such officer reaches age 60 or (ii) the tenth anniversary of their grant date.

The Committee also approved the following revisions to the Company’s Supplemental Executive Choice Program for named executive officers: (i) a $10,000 increase in the annual allowance provided for the purchase of benefits, (ii) the addition of a voluntary retiree medical benefit plan option and (iii) reimbursement to each named executive officer for tax incurred as a result of the inclusion of the annual allowance in the officer’s taxable income. The independent members of the Board also approved such revisions with respect to the Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOME DEPOT, INC.

By:	/s/ Frank L. Fernandez
Name:	Frank L. Fernandez
Title:	Executive Vice President, Secretary and General Counsel

Date: November 21, 2005